Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: August 28, 2013

For Release: Immediately
Refer to: (317) 433-9899 - Edward Sagebiel

Dr. Marschall S. Runge Elected to Lilly Board of Directors

The Board of Directors of Eli Lilly and Company (NYSE:LLY) has elected Marschall S. Runge, M.D., Ph.D., as a new member, effective September 1, 2013. Dr. Runge, 59, is the Executive Dean for the School of Medicine at the University of North Carolina at Chapel Hill (UNC). As a member of Lilly's board, Dr. Runge will serve on the Science and Technology Committee and the Public Policy and Compliance Committee.

“I am very pleased to welcome Marschall Runge to the Lilly board,” said John Lechleiter, Ph.D., Lilly chairman, president and chief executive officer. “Dr. Runge brings to the Lilly board a broad background in health care, with extensive experience as a practicing physician, clinical researcher, and dean of a major academic medical institution. His appreciation of the importance of scientific research, coupled with his first-hand experience in patient care, will help Lilly deliver on its commitment to discover and develop innovative medicines that make a difference for patients in need.”

In his role as Executive Dean for the UNC School of Medicine, Dr. Runge provides overall academic and clinical leadership for the School of Medicine and the UNC Health Care System. In addition to being the Chair of the Department of Medicine, Dr. Runge is also Principal Investigator and Director of the North Carolina Translational and Clinical Sciences (NC TraCS) Institute at UNC-Chapel Hill, where he has financial, human resource and strategic oversight responsibilities for the program. The NC TraCS Institute is one of 60 medical research institutions working together as part of a national consortium to improve the way biomedical research is conducted across the country and to reduce the time it takes for laboratory discoveries to become new treatments for patients.

An honors graduate of Vanderbilt University with a B.A. in Biology and a Ph.D. in molecular biology, Dr. Runge earned his M.D. from the Johns Hopkins School of Medicine, where he was an intern and resident in internal medicine. He then completed a cardiology fellowship at Harvard's Massachusetts General Hospital and was a faculty member there prior to moving to Emory University as an Associate Professor of Medicine in 1989. Before joining the UNC faculty in 2000, Dr. Runge held the John Sealy Distinguished Centennial Chair in Internal Medicine and was Director of the Division of Cardiology and the Sealy Center for Molecular Cardiology at the University of Texas Medical Branch at Galveston.

In addition to serving as a member of the Experimental Cardiovascular Sciences Study Section of the National Institutes of Health, Dr. Runge also has published over 150 peer-reviewed manuscripts and is a renowned leader in vascular biology.

About Lilly
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
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